Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

AIM ImmunoTech announces a planned follow-up clinical study evaluating a combination treatment of AIM’s Ampligen® and AstraZeneca’s FluMist® to address the recent avian influenza outbreaks

Planned Investigational New Drug application to expand on previous clinical work at the University of Alabama-Birmingham in which administration of Ampligen as an intranasal adjuvant increased immune response, including cross-protection via avian influenza antibody generation in humans

OCALA, Fla., February 7, 2025/ AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced its initiation of a plan to advance Ampligen as a vaccine adjuvant for avian influenza as part of the Company’s antiviral priority development pipeline.

AIM has engaged Amarex Clinical Research (“Amarex”), its Clinical Research Organization (“CRO”), with the application and eventual management of a follow-up Investigational New Drug (“IND”) application for the study of a potential avian influenza combination therapy of AIM’s Ampligen and AstraZeneca’s FluMist, a nasal spray vaccine that helps prevent seasonal influenza. AIM is seeking collaborative grants from government and industry to defray the cost of the study.

The new proposed clinical trial would expand upon previous Company-sponsored clinical research at the University of Alabama-Birmingham (“UAB”) (Overton 2014), which indicated that intranasal delivery of Ampligen after the intranasal delivery of the FluMist seasonal influenza vaccine not only increased the immune response to seasonal variants in the vaccine by greater than four-fold, but most importantly induced cross-reactive secretory Immunoglobulin A against highly pathogenic avian influenza virus strains H5N1, H7N9 and H7N3.

See ClinicalTrials.gov: NCT01591473 – “Safety Study of FluMist With and Without Ampligen”

AIM CEO Thomas K. Equels stated: “The avian flu has emerged as a serious and ever-growing public health threat. We believe there is the potential for an influenza vaccination program that provides broader coverage than the currently approved vaccination programs, with the added simplicity of being delivered intranasally. Specifically, there is already both pre-clinical and clinical data which demonstrates potential for synergy between our lead compound Ampligen to provide greater efficacy and potential epitope spreading and cross-reactivity for avian influenza when combined with AstraZeneca’s FluMist vaccine. Based on the UAB clinical data to date, we believe such a combination therapy could also be an effective barrier against avian flu infections.”

This Company’s belief stems directly from the pre-clinical and clinical work performed with Ampligen and multiple influenza variants, some of which supported the conception of the original UAB study.

●	Previous pre-clinical work showed that when Ampligen was administered with the then-standard seasonal trivalent flu vaccine — which included influenza A H1N1, influenza A H3N2 and influenza B Shanghai strain — intranasally to laboratory mice, it manifested cross-reactivity of mucosal and serum antibodies against H5N1. Furthermore, to demonstrate whether the H5N1 antibodies generated by intranasal Ampligen combined with intranasal vaccine conferred immunity to H5N1, mice were challenged with three H5N1 variants 14 days after final inoculation. At 14 days post H5N1 challenge, 50% survival protection from influenza A Vietnam strain compared to 0% in uninoculated mice was observed and 100% survival from influenza A Hong Kong strain and influenza A Indonesia strain viruses, compared to 60% and 20% respectively in naïve controls.

●	Intranasal delivery of Ampligen in combination with NIBRG14 H5N1 vaccine conferred serum and mucosal antibodies and protected non-human primates from H5N1 symptoms, including lung fibrosis (scarring) and death, when challenged with the homologous H5N1 pathogen. In addition, it also provided neutralizing antibodies against other H5N1 strains, indicating that the intranasal immunization with the Ampligen-combined influenza A H5N1 vaccine can provide non-human primates with cross-protective immunity against influenza A H5N1 virus challenge.
●	An AIM-sponsored study to assess the safety, tolerability and biological activity of intranasal Ampligen in humans found that repeated administration in four cohorts of 10 subjects each was generally well-tolerated with no serious treatment-related adverse events.

AIM believes that the totality of this pre-clinical and clinical work to date — combined with the ever-growing threat of Avian influenza — strongly supports its decision to move forward with this second Ampligen and FluMist study in humans.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that Ampligen will be approved as a therapy or vaccine adjuvant for any variant of influenza. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com